Exhibit 99.1

Filed by Specialized Health Products International, Inc.

Filed Pursuant to Rule 425 promulgated under the

Securities Act of 1933, as amended, and deemed filed pursuant to Rule 14a-12 promulgated

Under the Securities Exchange Act of 1934, as amended.

Subject Company:  Med-Design Corporation

Commission File No.:0-25852

Specialized Health Products International (SHPI) / Med-Design Corporation

Merger Conference Call

November 22, 2005, 4:30 p.m. (EST)

(13:06)

Operator:                                              Thank you. Ladies and gentlemen, if you wish to ask a question, please press *, then 1, on your touchtone phone. You will hear a tone indicating you’ve been placed in the queue. You may remove yourself from the queue at any time by pressing the # key. And if you are using a speakerphone, please pick up your handset before pressing the numbers.

Once again, if you do have a question, press *, 1, at this time.

Our first question is from the line of Timothy Staboz from [sounds like:] Staboz Capital Management.  Please go ahead.

Staboz:                                                         Good afternoon, gentlemen.

Both:                                                                   Good afternoon.

Staboz:                                                         We’re a 1% owner of Med-Design, and I looked over the press releases of financial statements of both companies, and on its face this looks like it has a lot of exciting potential, I just want to say, first of all.

I do have a few questions, though. Do I understand correctly that the net effect would be the issuance of basically 22,000,000 shares of the new company ... I’m sorry, I forgot the name right now.

Soinski:                                                      Salus.

Staboz:                                                         22,000,000 shares to Med-Design holders, effectively?

Soinski:                                                      Effectively, that’s correct. At the exchange ratio put forth in the press release.

Staboz :                                                      There’s 44,000,000 shares out currently, so there would be an issuance of 22,000,000 shares roughly.

Soinski:                                                      That’s correct.

Staboz:                                                         It seems the value based upon a 62¢ trading price, current trading price for SHPI .... that seems to value Med-Design at ... you’re going to get 1.33 shares, roughly, subject to adjustments based on the $8 million in cash ... seems the value of Med-Design at about 82¢ a share, right?

Soinski:                                                      That’s correct.

Staboz:                                                         I’m just curious. Why didn’t you announce that, that they’re ... 1.33 shares, or .... Med-Design stock closed at [sounds like:] 8 (??) ... 57, 58 cents today. I was kind of surprised it didn’t go up.

Soinski:                                                      Yeah. Well, as you saw, the trading, there’s a lot of Med-Design shares traded today, and it did go up at different points during the day, but that kind of settled back down to a 57¢ close yesterday. We felt that was apparent in the exchange ratio that was presented. Of course, the ultimate value in terms of the stock price value would be set at closing, but based on historic trading and yesterday’s close, you’re absolutely right as to what the value is. And the conversion ratio will remain the same at about the 1.33-to-1 based upon the exchange ratio of 33% assuming we have the $8 million.

Staboz:                                                         How much can that shift? I’m not clear on that. The cash is $7 million, or $9 million ... how much play or flex is there to that?

Papa:                                                                   I’ll take that. The answer to that question depends on a number of factors and circumstances. My projections are, we’ll be in the ballpark of $8 million.

Staboz:                                                         Hmm-hmm.

Just a couple of other things, and I’ll get back in queue.

I understand there’s an art and a science to valuing companies and determining exchange ratios. Can you comment any more on how the 1/3, 2/3 was arrived at?

Soinski:                                                      Yes. First of all, you should know that both companies had independent investment banks advising them, and both investment banks rendered fairness opinions to the boards of each company on the transaction value. And just, as you know, typical in these types of deals, there was quite a bit of analysis done on relative revenue and margin contribution, both on current and projected results for the different companies, and really trying to understand where the growth drivers were on a go-forward basis, as well. And then Med-Design’s cash was factored into that. So, obviously, the subject of much discussion and negotiation and good advice and analysis by two independent banks.

Staboz:                                                         You’ve been talking for what? ... 3 months, 6 months?

Soinski:                                                      No. Actually, we initially ... [interrupted]

Papa:                                                                   Forever! [laughter]

Soinski:                                                      Med-Design contacted us about 2 years ago, almost 2 years ago this month, and we’ve had conversations at various levels of intensity over the past 2 years with really over the past 6 months both sides saying, “Yes, this absolutely makes sense, and let’s drive towards a transaction.” And as you can imagine, both sides have done a lot of diligence to get to this point. We’ve gotten to know each other quite well through the process, and feel that there are absolutely a lot of ... clearly a lot of synergies, opportunities for cost-savings, and together we make a much stronger company.

Staboz:                                                         Okay. I’ve got a couple others, but I’ll get back in queue for now.

Soinski:                                                      Thank you very much for your questions.

Operator:                                              Thank you. We will move on to the line of Steve Segal from Janney. Please go ahead.

Segal:                                                                In regards to the NASDAQ listing ... if it was a different share count ... 1/3, 2/3 or something like that ... would that have any effect? And could you go over whether you think they’re going to keep you on or not? I just took a quick look at the release and really haven’t had a chance to absorb it, but I’m a little bit worried that they may de-list you because it seems like the larger person will be the one that trades on the bulletin board now.

Soinski:                                                      After closing ... I think you’re correct ... will be evaluated based on, really, the combined companies’ ability to meet the NASDAQ listing requirements. Together we really meet all the requirements with the exception of share price. So, that is the one area where we will be challenged to maintain a NASDAQ listing. One thing, as we mentioned in the conference call script that we would consider as part of the closing of this transaction is looking at a reverse stock split that could solve that problem for us. But we would be held to the standard, as the larger share owner, if you will, the 67% vs. the 33%, SHPI would be the entity that’s evaluated on that basis.

Segal:                                                                What’s the earliest that you expect that they could pull you off? And when I say “you,” I mean the Med-Design guys.

Soinski:                                                      Maybe Vince, you want to comment on the recent news you got, which was included in the press release.

Papa:                                                                   In the press release, we indicated that following the hearing before a NASDAQ listing qualification panel, we have just been advised that we’re being transferred from the national market to the NASDAQ capital market, which I guess is a small-cap market. So, that’s where we are at this point.

Segal:                                                                Right. But when do you expect that they may pull in front and say, “Hey, you guys are doing it.” Is this after? Did they know you were doing the deal, or that was beforehand?

Papa:                                                                   Yes. We have had discussions with them concerning the fact that we were in negotiations.

Segall:                                                             Okay.

How much do the board holders have of each particular company? A ballpark percentage.

Papa:                                                                   Med-Design, it’s very small. I don’t have an exact percentage.

Siegel:                                                             Okay. How about on SHPI?

Soinski:                                                      On the SHPI side, in addition to the management shares that are represented on the board, one of our board members is a partner in Galen Partners, and Galen is a large private equity firm out of New York, and they have about 30% of the outstanding shares of SHPI.

Segall:                                                             And not including them, how much does the board of SHPI? Ballpark?

Soinski:                                                      3 to 5%.

Siegel:                                                             Thanks.

Soinski:                                                      Thank you.

Operator:                                              And ladies and gentlemen, again, if you do have a question, please press *, 1 at this time.

And we’ll return to the line of Timothy [sounds like:] Szabos (??). Please go ahead.

Staboz:                                                         So, for the NASDAQ listing purposes, it wouldn’t matter if Med-Design or SHPI is the acquirer, right? You’re going to get just as good of a chance as being listed either way?

Soinski:                                                      Actually, really the combined company will be held to ... have to qualify for the NASDAQ listing. It could be the case, if Med-Design were the 67% and SHPI were the 33%, that we would go in under Med-Design’s listing. But with the ownership as it is, it would be based upon the SHPI’s qualifications.

Staboz:                                                         That’s just the way the rules work?

Soinski:                                                      Yes, that’s correct.

Staboz:                                                         What about the accounting? This is a pooling of interests, or an acquisition?

Merrell:                                                       This is an acquisition. The cost incurred in the acquisition will be allocated along with the stock given to the assets purchased. Sometimes that results in the creation of goodwill, which is an intangible and is amortized over the succeeding periods.

Staboz:                                                         Well, yeah, they got rid of amortization, though, actually ... as long as you just test the goodwill each year. Well, it depends. I guess it depends if it’s goodwill or if it’s intangible assets. Intangible assets are amortized.

So, the actual accounting treatment is purchase accounting, or pooling of interests? I don’t even know if they still have pooling of interests.

Merrell:                                                       Pooling of interests has been done away with.

Staboz:                                                         Okay. Great. Thanks. That’s part of it, I forgot, I guess.  Thanks, guys. Good luck.

Merrell:                                                       Thank you very much.

Operator:                                              And we will move on for a question from the line of Alan Conklin, private investor. Please go ahead.

Conklin:                                                    Hi, guys.

The question goes to SHPI’s management there. A few quarters back, in the 10Q, I think it was, you had mentioned “a material event possibly occurring.” Was this the event?

Soinski:                                                      Hmm.

Conklin:                                                    Do you recall ... in the footnotes a few quarters back.

Soinski:                                                      Not in the footnotes.

Conklin:                                                    Or was it in the ... I said the footnotes, but ...

Soinski:                                                      We’re not recalling that.

Conklin:                                                    Okay. I’ll pull it up later and contact you directly.

Soinski:                                                      That would be terrific.

Conklin:                                                    And the other thing was, are there any products that are competing against one another for either side that we’re going to discontinue because we feel we have a better product, either on one side or the other?

Soinski:                                                      No, absolutely not. We believe that Med-Design, although they bring products in categories that we’re well familiar with, that these products are very complementary to our offerings. We have a deal with Tyco Healthcare for the Monoject Magellan syringe, which is a flexible, extensible plastic sheath, and we have a blood collector product with them as well.

Med-Design has two products with BD, who is a competitor to Tyco, based upon their retractable platform technology. So, it’s a very different technology approach. So, both of these products will coexist in the marketplace quite well and appeal to different customers, and are marketed at different price points.

And also, we, as both entities, have very little to do with the actual ... if any ... to do with the actual marketing of those products. Those were licensed products to these large, very efficient capable marketers.

On the self-manufactured product line, we both have safety Huber needle products. We currently have two complementary products on our own in the marketplace, with our first product, LiftLoc Safety Infusion Set, and our next generation product, which is MiniLoc Safety Infusion Set.

Med-Design has the Safe Step Safety Huber Needle product, which is based on a very different technology approach, and it’s marketed at a lower price point ... so we’re differentiated on a price basis ... through a completely different distribution channel. So here again, we see those products as complementary, and that they will just increase our overall presence in the safety Huber needle market, but certainly don’t plan in any way to discontinue one versus the other.

Conklin:                                                    Okay.

And senior management at the new company ... will we be losing any of the senior management of Med-Design, or are they staying on?

Soinski:                                                      You know, one of the things that we see as very attractive on both sides for this company, I think ... SHPI is so well-positioned because we’re so similar to Med-Design in so many ways and bring so many similar skill sets, is to capture as much cost savings as quickly as possible. To that end, we will move the headquarters to Bountiful, Utah, and maintain the current SHPI management team.

David Dowsett, who is here with us today, will continue his involvement post-closing on an extended consulting basis, to help transition the company, technologies, etc. But the senior management will be SHPI’s senior management team.

Conklin:                                                    Okay. Sounds great. Thank you.

Soinski:                                                      Thank you.

Operator:                                              And we will move on to a question from the line of Ailon Grushkin from Nano Capital Growth Fund. Please go ahead.

Grushkin:                                             Hi. This is a question for Med-Design. We control almost 5% of the company now, and I’m trying to figure out how you came up with such a low valuation for your own company, and were willing to pretty much give the company away for essentially cash. Like, I’m looking back, and you paid for your Huber needle $5.6 million plus a little over another million for that product. So, almost $7 million for that. Plus, you have a royalty from Becton Dickinson for over $1 million a year, which should continue. And add that to the cash, I don’t understand how you could essentially be doing a deal like this at such a low valuation.

Papa:                                                                   Well, let me respond.

One, it was certainly not our view that we were giving the company away just for cash. Both companies were represented by investment bankers, and the value is determined by a number of factors, including revenue and market cap, and both companies ... at least Med-Design ... I’m sure both companies received a fairness opinion from their investment bankers. So, after doing the valuation analysis, the 66%/33% valuation split was considered to be fair and accurate to both companies.

Grushkin:                                             I don’t understand how SHPI is worth 4 times revenue, and you’re essentially worth .1, or .2 times revenue.

Dowsett:                                                This is Dave Dowsett. I don’t think your calculation is accurate there. I think it’s really more like 2+ times revenue for us.

Grushkin:                                             [sounds like:] I’m assuming their cash (??) [inaudible — two voices]. They have essentially no cash.

Dowsett:                                                Right. And our cash ... Think of our cash as $7 million at closing, and that then would ... if you assume the full value here, you’re at least 2 times revenue.

Now, I think your comparison to the Huber is a good one. However, that was done at a different time under different circumstances for Med-Design. Launched us into a new product category that has been actually quite successful for us.

I think that overall, and I’ll reiterate what Vince said, this is the best opportunity for Med-Design shareholders to see additional value and see the product lines continue to grow, and as the new company mines the technology portfolio that we bring, I think that growth will even be further enhanced.

Grushkin:                                             But why did you think they can actually grow this? It looks like they’ve been stumbling, too. Not meeting your own expectations or barely achieving them.

Soinski:                                                      I would disagree with that characterization. We’ve grown this company’s revenue steadily and significantly over the past few years. The first year that ... since this management team took over, we launched our first products in 2002, and had revenue of $1.6 million. Our last 12 months revenue for SHPI alone was about $6.7 million and we publicly guided towards revenue in excess of $7 million for this year. So we’re growing at a nice steady clip, and putting new deals on the boards. We announced two new deals in the last quarter, which will continue to drive our future growth.

Grushkin:                                             I think you guys are geniuses. You just [sounds like:] stole the company blind (??). I think you’re definitely on the right track for yourselves. As a Med-Design shareholder, I think this is horrific.

Soinski :                                                   Well, one discussion that one of the other individuals brought up in the first question is, what is the converted share value based on, of course, the historic value of the company.   Of course, that will be adjusted at closing, depending on that analysis basis. The exchange ratio will remain the same. But the premium that SHPI is paying for these shares is in excess of 50% versus market cap.

Grushkin:                                             But in theory, we end up with shares in a completely illiquid company that trades on the bulletin board.

Soinski:                                                      Well, as I said, we’ve had ... we have, I think, a plan for dealing with that, and this company does trade shares, and I wouldn’t characterize it as illiquid.

Let’s move on to the next question.

Operator:                                              Thank you. Our next question comes from the line of Steve Segal from Janney. Please go ahead.

Segal:                                                                I think you said in the release that you expect the cash flow, and I guess, earnings positive in ‘06. Is that for the whole year, or do you just anticipate at some point in ‘06 you’ll actually hit that one particular quarter?

Soinski:                                                      For the whole year, we expect to be cash flow-positive, and profitable on an earnings basis. We expect to be able to capture the cost savings very rapidly after closing, integrate the companies very quickly, and to really benefit from an enhanced revenue stream and a lower cost profile overall. So yes, the answer is, for the whole year.

Segal:                                                                I assume ... I could be wrong on this ... the fairness opinions. Will they be out before or after the time of the proxy? Will we have access to read those?

Soinski:                                                      We need to get back to you on that.

Papa:                                                                   I don’t know either.

Soinski:                                                      We are hoping to get the proxy and the S4 filed very quickly following our signing of this agreement, hopefully by some time very early in December.

Siegel:                                                             Okay. Could you let me know?

Soinski:                                                      Yes.

Siegel:                                                             Thanks.

Operator:                                              And we have a follow-up from the line of Timothy Staboz.   Please go ahead.

Staboz:                                                         Getting back to the fact ... you guys have been talking for a while, what made this especially compelling for closing the deal, putting a deal together, 2 years later after talks started? Is it that you couldn’t come to terms for 2 years? Is that that Med-Design burned through a lot of cash in the 2 years and became more “desperate” relative to SHPI? SHPI’s increased need for cash? Can you comment more?

Soinski:                                                      We clearly did not do this deal for cash. I mean ... Another alternative for us to get cash would be to go out and raise money for this company, because we are taking a substantial amount of dilution on this transaction. We really see ... As we said, we see three very exciting areas for a combined company. You take, first of all, the ability to realize significant cost savings because of the redundancies and the similarity of our business models.

Second of all, we do add reliable new revenue streams to SHPI. And we believe we can make those revenue streams even more profitable than they would be to Med-Design, because we can improve gross margin and leverage our infrastructure against that revenue.

Third, we have a new major IP portfolio that we can leverage in the retractable safety needle area to try to do additional deals and mine new products out of that, which we see a lot of value in on a go-forward basis.

And then the cash is important to the degree that enables both sets of shareholders to benefit from new products and new deals based upon internal and potentially externally generated products, positioning us better for future potential transactions that continue to drive growth of this combined company.

Staboz:                                                         I take it, in essence, it’s Med-Design’s loss rate or burn rate relative to SHPI’s that made the cash that Med-Design get discounted, so to speak, as much as it was in terms of coming up with the 1/3, 2/3 ratio, in essence. Follow the question?

Soinski:                                                      I think I do, but I don’t think we did discount the cash. One thing that we did do, as you would expect, is adjust the cash for all the different draws on it, such as severance obligations, obligations under existing contracts, etc. That’s where the $7 million number that we talked about in the opening statement, and that David Dowsett referenced really comes from, is the cash that will ultimately be available to the combined company, or anticipated cash, I should say, that will be available to the combined company at closing. So that there was a discount, if you will, in that regard, but it’s really more of an adjustment for how much will be available to the combined entity. But we gave full value to that cash in the transaction, and it was really a combination of all the factors, including discounted cash flow analysis and everything else, as you would expect in this kind of valuation.

Staboz:                                                         Okay. Thank you.

Soinski:                                                      Thank you.

Operator:                                              And there are no additional questions. At this time, please continue.

Soinski:                                                      Well, I want to thank you very much for your time and attention on our call this morning, and also, thank you for your questions. We appreciate it very much.

In summary, we believe this merger will create tremendous opportunity for the stockholders of both companies. As we stated, it will enable us to reduce the combined company’s operating expenses and become profitable in 2006. It will give us additional and reliable revenue streams and additional cash. It will broaden our technology portfolio and create more opportunities to launch new products. And it will better position us for future strategic acquisitions.

Additional information in connection with this proposed merger can be found in the registration statement on Form S4 that we intend to file with the SEC. This file will include a joint proxy statement/prospectus, and other relevant materials in connection with the proposed merger. Investors and security-holders of SHPI and Med-Design are urged to read the joint proxy statement/ prospectus and the other relevant materials when they become available, because they will contain important information about SHPI, Med-Design, and the merger.

The joint proxy statement/prospectus and other relevant materials, when they become available, and any other documents filed by SHPI or Med-Design with the SEC, may be obtained on SHPI’s web site at www.shpi.com, Med-Design’s web site at www.med-design.com, or at the SEC’s web site at www.sec.gov.

That’s all for now. We look forward to speaking with you again on our next regularly scheduled conference call. Thank you again.

Operator:                                              Ladies and gentlemen, this conference will be available for replay after 6:00 p.m. Mountain Time today through midnight, Nov. 29. You may access the replay service by dialing 1-800-475-6701, and entering the access code “804996.” The number, again, is 1-800-475-6701, with the access code “804996.”

This does conclude our conference for today. Thank you for your participation and for using AT&T’s Executive Teleconference. You may now disconnect.